UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14A-101)

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Cephalon, Inc.
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Dear Colleagues,

We recently began our integration planning activities with Teva. As part of that process, we are now forming Integration Project Teams to represent the different departments and functions across the Company.

In general, the Integration Project Teams will be led by the heads of the departments or functional areas. Many teams will require broad participation and could include multiple department heads, depending on how our structure aligns with that of Teva. Each team established will be unique to its department or function, and will include representatives from both Cephalon and Teva.

Please note that the formation of all Integration Project Teams across the Company will not occur simultaneously. While some teams already have been formed and have met with their Teva counterparts, other teams will continue to be established over the coming months. Therefore, you should not be concerned if your department has not yet engaged with Teva, as it will likely occur later in the process.

Importantly, integration planning is an ongoing process that is being conducted in a deliberate, careful, and thoughtful manner. Teva is fully committed to assessing both companies and incorporating the best practices from each organization to create an even stronger company going forward. You will receive more information on the Integration Project Teams as we move through the integration planning process.

Additionally, as part of our commitment to providing you with as much information as possible, we now have an enhanced Q&A document, which addresses many of the questions you submitted prior to our employee merger meeting on May 6, as well as a copy of Teva’s 2011 Benefits Guide. These documents can be found through our intranet homepage under “GET THE FACTS: The Cephalon Merger with Teva.”

Remember that Cephalon and Teva continue to be separate companies until closing. Therefore, please review the previously distributed Guidelines for Pre–Closing Conduct before any communication is initiated. These guidelines are also available on the intranet.

We will continue to provide you with updates on our integration planning process as more information becomes available. In the meantime, should you have any questions relating to this or any other aspect of the Cephalon/Teva integration, please contact me, Jerry Pappert, or Steven Reed.

Regards,

Carl A. Savini
Executive Vice President and Chief Administrative Officer

Additional Information:

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Cephalon, Inc. (the "Company") by Teva Pharmaceutical International Ltd. (“Teva”).  In connection with the proposed acquisition, Teva and the Company

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filed with the Securities and Exchange Commission (the "SEC") on June 14, 2011, the Company’s proxy statement on Schedule 14A relating to the transaction.

INVESTORS OF THE COMPANY ARE URGED TO READ THE COMPANY’S PROXY STATEMENT RELATING TO THE TRANSACTION, AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY MAY FILE WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Investors and security holders will be able to obtain such documents free of charge through the website maintained by the SEC at www.sec.gov, at the Company's website at http://www.cephalon.com, or by contacting Innisfree M&A Incorporated at (877) 800-5186 (banks and brokers call collect at (212) 750-5833).

The Company and its directors and certain executive officers, may be deemed to be participants in the solicitation of proxies from the holders of the Company’s common stock in respect of the proposed transaction.  Information about the directors and executive officers of the Company and their respective interests in the Company by security holdings or otherwise is set forth in its proxy statement relating to the transaction, which was filed with the SEC on June 14, 2011.  Investors may obtain additional information regarding the interest of the participants by reading the proxy statement relating to the transaction when it becomes available.

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Cephalon & Teva Merger
Question and Answer Document

GENERAL INFORMATION

1.	What happens in a merger/ integration?

Teva has agreed to purchase 100% of Cephalon for approximately $6.8 billion, or $81.50 per Cephalon share. The merger is subject to approval by regulators and our shareholders. Once the merger is completed, Cephalon will be fully owned by Teva.

Until that time, the two companies must operate independently and Cephalon must continue with business as usual. It is critical that we remain focused on running Cephalon’s day-to-day business and delivering on our 2011 commitments. Teva has indicated that it is buying Cephalon for our pipeline, our process and our people. Consequently, many of you will find opportunities in the combined organization.

2.	Can I proceed with committing to business expenditures that are routine requirements of my job function? For example, can I still start contracts, open purchase orders, and book travel?

Yes. All employees should remain focused on carrying out our strategy to move the Company forward and enhance shareholder value. Employees should continue to do their job and work toward meeting their yearly objectives unless instructed to do otherwise. If you have questions about this, please speak with your manager directly.

3.	I’m uncertain or confused about some of my goals, projects, or work priorities as a result of the pending merger. What should I do?

Employees should maintain business as usual. Please discuss any specific concerns with your Manager.

4.
People outside the Company, including vendors and healthcare professionals with whom I work, in addition to my friends and family, are asking about what is going on with the Company. What am I allowed to say?

Per Policy C-116, “Securities Traded by Cephalon Personnel,” employees may not share material, non-public information relating to Cephalon with others outside the Company. Before sharing information about this situation, make yourself aware of what has been publicly communicated by the Company by reviewing Company-issued news releases. If information has not been included in the news releases, then you should not communicate it outside of the Company. If you have any questions, please contact Lynn McConaghy at x.86252, Todd Longsworth at x.35694 or Brody Stevens at x.76385.

Merger Questions and Answers - June 2011

INTEGRATION PROCESS AND PLANS

5.	Teva has stated that there is a potential for $500,000,000 in savings within 3 years through various synergies. From where will these savings/synergies come?

It is too early to provide details about how or where synergies will be realized. However, as Teva has stated, they are looking to preserve the best of both companies, so we can expect to see the synergies and savings across both organizations. Typically, there are synergies across many areas of a company including sales, marketing, legal, finance, as well as savings on tax rates, procurement costs, infrastructure, operations, and R&D.

6.	When will the integration begin?

We have begun our official integration planning with Teva and as part of this process, teams from Cephalon and Teva will be formed to work on specific issues. We will keep you updated on the formation of these teams.

It is important to note that while we are planning for the integration of our two companies, these plans can only be implemented after the deal is completed. Until then, we will continue to operate as two independent companies.

7.	Will integration teams be created? Can we volunteer to be on them?

Integration teams from Cephalon and Teva will be formed to work on specific issues. Cephalon team members will be selected by senior management based on the knowledge and skills required for the roles. Please speak with your manager if you are interested in being considered for an integration team role.

8.	Will the merger/integration be finalized earlier in Q3 or later? Is there a chance it could take more or less time?

We expect the merger to be completed in the third quarter of 2011. The transaction is subject to the satisfaction of customary closing conditions and the expiration or termination of the applicable waiting period under the U.S. Federal Trade Commission (FTC) and the European Commission. Integration plans and activities will occur in the months after the merger has been completed (and not before). We do not know at this time how long integration will take.

9.	Is there a chance Cephalon could become a subsidiary of Teva?

We do not know at this time how Teva plans to fully integrate Cephalon.

Merger Questions and Answers - June 2011

10.	What will happen to Cephalon’s management team?

It is too early in the process for us to make any final determinations about the management team of the combined company.

JOB OPPORTUNITIES/LAYOFFS/RETENTION

11.	Will there be layoffs? Should I be looking for a new job?

It is too early to address the types and numbers of positions that may be impacted.

Until more information is known, employees are asked not to engage in speculation or rumor and are encouraged not to act in haste. The decision to begin looking for a new job is a personal one that should be based on facts and not hearsay. We greatly appreciate the contributions that all of you continue to make to Cephalon.

12.	When will employees be notified if they have job opportunities or are being laid off?

It is too early to predict when notifications about job opportunities will occur. However, we are committed to providing you with information concerning employment as soon possible.

13.	Will layoffs occur at once or in phases based on the integration?

At this time, it is unknown when positions across the merged organization will be impacted. However, it is likely that decisions will occur over time and some decisions concerning various aspects of the business could span well beyond the closing of the merger. Importantly, we are committed to providing you with updated information about the merger, and will communicate with you regarding your job status as soon as possible.

14.	Will early retirement be offered?

There are no plans for an early retirement program at this time. While Cephalon does not provide retiree medical coverage, employees who separate from Cephalon at age 55 or older with a minimum of five years of service are eligible to join Retiree Health Access (RHA), a benefits program that offers access to competitive medical and pharmacy coverage regardless of current health status. RHA is a retiree-paid, comprehensive healthcare plan for both non-Medicare eligible (pre-65) and Medicare eligible (post-65) retirees. Dependents (e.g., spouse, child/ren, domestic partner) are also eligible for this coverage at the time of the retiree’s retirement.

Merger Questions and Answers - June 2011

15.	Will severance packages be offered to employees who lose their jobs?

Yes. For anyone who does not remain in the merged organization, Teva has agreed, for a period of two years following the merger, to follow our current severance policy. Our current severance policy generally provides that if an employee is terminated involuntarily, he or she will receive salary continuation and medical/dental/employee assistance plan continuation for between four and 12 months, based on years of service and salary grade/title. In accordance with standard industry practice, higher graded positions receive greater severance benefits because it generally takes longer to obtain a comparable job in the market. Our policy also provides for outplacement services.

Any employee whose position is identified for job elimination, who remains in good standing with the Company, and who agrees to the terms of a severance agreement and release of claims, will receive severance in accordance with the tables below – please reference the applicable table for your salary grade/title or contact your HR representative if you have any questions:

GRADE LEVELS UP TO AND INCLUDING SENIOR MANAGER

On your last day worked, if you have Cephalon service of:	You will receive the following severance (full base salary and health, dental, and EAP benefits for months indicated):
Less than 1 year	4 months
1+ year to 2 years	5 months
2+ years to 3 years	6 months
3+ years to 4 years	7 months
4+ years to 5 years	8 months
5+ years to 6 years	9 months
6+ years to 7 years	10 months
7+ years to 8 years	11 months
8+ years to 9 years	12 months
9+ years	12 months

GRADE LEVELS INCLUDING ASSOCIATE DIRECTOR AND ABOVE

On your last day worked, if you have	You will receive the following severance (full base salary and health, dental, and

Merger Questions and Answers - June 2011

Cephalon service of:	EAP benefits for months indicated):
Less than 1 year	7 months
1+ year to 2 years	8 months
2+ years to 3 years	9 months
3+ years to 4 years	10 months
4+ years to 5 years	11 months
5+ years to 6 years	12 months
6+ years	12 months

In the meantime, please keep in mind that nothing in your employment relationship changes as a result of the above. Nothing in this document is intended to or creates an employment contract, implied or explicit, between you and Cephalon. Cephalon is an at-will employer. Both you and Cephalon are free to terminate your employment at any time, with or without prior notice, for any or no reason.

16.	If I lose my job, will I lose my benefits as well?

If you lose your job, you will receive company-paid health, dental, and EAP benefits for the duration of your severance period, after which you may elect COBRA coverage, subject to COBRA’s terms and conditions, and purchase continued health and dental benefits on your own at corporate rates. You may stay on COBRA for up to an additional 18 months or until you obtain coverage elsewhere, whichever comes first.

Vision plan benefits end on the last day of the month during which you separate from Cephalon. You can elect to continue Cephalon’s group program through COBRA, subject to COBRA’s terms and conditions, or you can purchase an individual program by contacting VSP directly.

Basic and voluntary life insurance benefits end on the last day of the month during which you separate from Cephalon. You will be provided information about how to convert your coverage to individual policies at your option.

All other company benefits will end on your last day worked. More specifically:

• Where applicable, you will be provided information about how to convert other insurance coverage (i.e., long-term disability, AD&D) to individual policies at your option.

Merger Questions and Answers - June 2011

•
If there are any dollars remaining in the dependent care reimbursement account after your termination date, you will have 60 days to submit reimbursement claims for expenses incurred prior to your termination date. After the 60 days have elapsed, any remaining dollars will be forfeited back to the plan as required by the Internal Revenue Service (IRS).

•
If there are any dollars remaining in the health care reimbursement account (HCRA) after your termination date, these dollars will also be forfeited back to the plan as required by the Internal Revenue Service (IRS) except as noted below:

You can elect to continue HCRA under COBRA with your HCRA contribution on an after-tax basis. You can then access your remaining HCRA dollars after your termination from Cephalon during the period of COBRA continuation.

•
If you participated in the 401(k) plan, Vanguard will mail you a 401(k) termination kit within 10-14 business days after your termination date that will outline your options for rollover into an IRA or another 401(k).

Please contact Leslie Barringer at x.76255 or Pina Daniele at x.35808 to discuss benefit questions you may have.

17.	If I am offered a job opportunity with Teva, but choose to decline it, will I still be eligible for severance?

In general, eligibility to receive severance will depend on whether you are offered a job opportunity with Teva that is materially comparable in title, function, responsibility and compensation to the position you hold with Cephalon at the time of the close. If you are offered a materially comparable job and decline it, you will generally not be eligible to receive severance. If you do not receive such an offer or are required to relocate your place of employment more than 50 miles, you will generally be eligible.

18.	If you take a job at Teva, will Cephalon years of service carry over to the new organization?

Yes. If you continue on with the new organization, your years at Cephalon will carry over.

19.	Is there a certain percentage of Cephalon employees who will retain jobs within Teva?

We do not have an answer to this question but there will be some jobs lost due to overlapping functions between the two companies. Teva is a company that values our pipeline, our process and our people, and Teva is committed to retaining talent from both companies.

Merger Questions and Answers - June 2011

We are working closely with Teva to develop plans to successfully integrate our two companies. As we work through that process, we will continue to provide you with regular updates.

FACILITIES & LOCATIONS

20.	Where will the headquarters be located? Does Teva plan on keeping the Westbrook or the West Chester facilities?

It has not yet been determined what will happen to Cephalon’s headquarters and other facilities. A decision will be made as part of the integration process. However, note that Teva’s Americas Headquarters is located in the Philadelphia suburbs.

21.	Which Cephalon sites will be closed within the U.S. and outside?

It’s too early in the process to determine the impact on Cephalon’s sites. As we work through the process of integrating our two companies, we will have a better sense of process and timing, and we are committed to providing you with regular updates.

22.	What will happen to Cephalon’s current R&D programs? Where will these fit in Teva’s R&D structure?

Specific plans about R&D will be made as part of the integration process, and as we work through that process we will provide you with regular updates. However, Teva has stated that they are very interested in our robust pipeline.

EMPLOYEE BENEFITS, STOCK

23.	What will happen to our compensation and benefits?

Under the merger agreement, for a period of one year following the merger, Teva will provide our employees who remain with the merged organization with salaries, annual cash incentive opportunity and employee benefits that will be substantially equivalent to those in effect before the merger. For anyone who does not remain in the merged organization, Teva has agreed, for a period of two years following the merger, to follow our current severance practices.

24.	What will happen to my 2011 bonus?

Teva will generally continue our 2011 annual bonus plan for the remainder of 2011 in accordance with its terms. In addition, in cases in which employees are separated from employment after the merger and before the 2011 bonuses are paid, they will be entitled to a prorated target bonus for 2011.

Merger Questions and Answers - June 2011

25.	What kind of benefits program doesTEVA offer and approximately how much does medical coverage cost per month?

Teva offers a variety of different benefits to meet a broad range of needs. Click here to view the current Teva 2011 Benefits Guide. Benefits may be subject to change.

26.	Does TEVA have a pension program or a 401(k)?

Teva’s benefits do not include a pension program. However, like Cephalon, Teva offers employees the option to participate in a 401(k) with corporate matching up to 6% of an employee’s salary. In addition, Teva provides a Defined Contribution of 2% of your salary each year. The 2% Defined Contribution will be deposited into your 401(k) account in a lump sum. To be eligible for the Defined Contribution, you must be employed at the end of the plan year and have worked at least 1,000 hours. Teva’s 401(k) is administered by Fidelity.

27.	Once the deal with Teva closes, what will happen to my stock options/restricted shares?

All unvested stock options and restricted shares will fully vest upon the consummation of the merger with Teva. Upon consummation of the merger, each stock option will be cancelled in exchange for a cash payment equal to $81.50 less applicable exercise price. And, each share of restricted stock will become a vested share and each holder will receive the $81.50 merger price for each share owned.

Payments will be deposited to each holder’s Fidelity brokerage account and will be subject to tax withholding.

28.	As an employee, is it appropriate to exercise Cephalon options or trade in Cephalon stock at this time?

All employees are subject generally to Cephalon Policy C-116: Securities Traded by Cephalon Personnel. Under this policy and applicable law, employees are prohibited from trading in Cephalon securities while in the possession of material non-public information.

If you have any questions, please contact Lynn McConaghy at x.86252, Todd Longsworth at x.35694, or Brody Stevens at x.76385.

29.	How do I know if information is considered “material” or “inside”?

You should evaluate the information that you know against what’s been publicly communicated by the Company in Company news releases to determine whether you are in possession of any material non-public information at the time you are making the trading

Merger Questions and Answers - June 2011

decision . If you believe you are in possession of material non-public information, you should not buy or sell Cephalon securities. You must always err on the side of caution.

Please contact Lynn McConaghy at x.86252, Todd Longsworth at x.35694, or Brody Stevens at x.76385 to discuss whether or not you are free to trade based on information that you may have or if you have questions about the Cephalon Policy C-116.

30.	What happens to the Stock Fund units in the 401(k) Plan? What value will I receive if Cephalon stock stops trading/ceases to exist?

For recordkeeping purposes, the Cephalon Stock Fund is divided into fund units rather than shares of stock. If you have invested in this Fund, each unit represents a portion of your ownership in the Fund, which consists primarily of shares of Cephalon stock and a small cash balance.

The Cephalon Stock Fund’s unit value is determined by dividing the total current market value of all investments in the fund by the total number of units owned. The unit value changes daily based on changes in the market value of Cephalon stock from one day to the next, so a rise in Cephalon’s stock price will increase the market value of the Fund. If Cephalon stock ceases trading, based on the 401(k) Plan rules, the Stock Fund will be credited with the unit value corresponding to the closing price of the Stock Fund on the last day the stock was traded.

You will be able to reinvest the Stock Fund balance in your account in other available investment options. As an ERISA qualified benefit plan, current Plan rules as well as applicable law will be taken into consideration in determining what happens to the Stock Fund and how the fund units are valued.

31.	What happens to my 401(k) loan if we are acquired by Teva? If I remain employed by Teva? If I separate employment?

It is too early in the process to determine how the merger will affect participant loans in the Cephalon, Inc. 401(k) Profit Sharing Plan. Factors that may impact this include timing of the close of the transaction in addition to timing of the termination of our 401(k) Plan or its possible merger into Teva’s 401(k) plan. If you currently have a 401(k) loan or are considering taking one, please note it could be possible you would have to pay it back early or face taxes and penalties (see below). Every attempt will be made to communicate to employees the impact the merger will have on all of our benefit programs, including the 401(k) Plan and treatment of outstanding loans.

Merger Questions and Answers - June 2011

32.	With respect to my 401(k) loan, what happens if I voluntarily terminate my employment with Cephalon or receive notice of separation and severance?

Your 401(k) benefits end on the day you terminate with Cephalon. Regardless of whether you voluntarily resign or receive severance upon termination, should you have a loan or loans outstanding at the time of your termination/separation, you will have 60 days from the date of termination to repay the outstanding loan balance/s to Vanguard by way of a lump sum payment. If you do not repay the loan within 60 days of your termination date, your loan or loans may default, which means that any outstanding balance may be treated as taxable income and may also be subject to 10% withdrawal penalty.

The Vanguard Group will mail you a 401(k) distribution packet within 10 - 14 business days of your termination. This will provide you with information on the options available to you in terms of electing to roll over your vested balance, take a distribution, etc. We encourage you to consult with your tax advisor as necessary on these points.

33.	I have received a call from an unfamiliar investment advisory firm stating that they will be holding a meeting at Cephalon to discuss investment options with employees, is this true?

Cephalon does not have meetings of this nature planned and Cephalon has not engaged the services of an outside advisory firm. If the Company decides to plan such a meeting, employees will receive notification from Human Resources via email. Please do not provide any personal information or information about your finances to anyone over the phone or via email that is not familiar to you.

If you receive repeated unsolicited calls from the same person or firm, please notify Lynn McConaghy at x.86252, Todd Longsworth at x.35694 or Brody Stevens at x.76385.

34.	If I am currently on medical leave, or about to begin medical leave in the near future (e.g., scheduled for surgery, maternity leave, etc.), how will my disability benefits be affected?

At this time, we continue to operate under our current policy for medical leave. If you are currently on approved medical leave, you should continue to follow-up with Prudential directly on an ongoing basis. If you are scheduled for surgery or will be going out on maternity leave in the near future, you should contact your manager to let him/her know and call Prudential to file your claim up to 45 days prior to beginning your leave. Prudential can be reached at 877-367-7781.

Merger Questions and Answers - June 2011

35.	I have received appropriate approval to take a college course through the Company tuition reimbursement program. If Cephalon is acquired prior to my getting my grades, will I be reimbursed?

Cephalon’s policy on Educational Reimbursement states that employees will be reimbursed after they have submitted evidence of their grades and the pertinent invoices and receipts to Human Resources. At this time, we will continue to operate under our current policy. If Cephalon is acquired by Teva, however, Teva may change existing policies. Note: under current policy, reimbursement does not apply to employees who leave voluntarily prior to the end of the semester.

36.	What will happen to my vacation?

The Cephalon vacation policy remains in effect at this time. If you separate employment and have unused accrued vacation days remaining, they will be paid out to you.

37.	I am enrolled in the January 1 through June 30, 2011 Employee Stock Purchase Plan (ESPP) Offering Period. What will happen to my investment if the merger occurs in 2011?

The ESPP will no longer be offered effective July 1, 2011.

If you participated in the first ESPP offering period from January 1 through June 30 of this year, you have been sent a separate communication regarding how to withdraw your election or the purchase of shares of Cephalon stock as directed.

Please contact Lynn McConaghy at x.86252 or Jane Hoopes at x.86803 if you need assistance with Fidelity.

38.	This time of uncertainty and change is causing me anxiety; can the Company help me in any way?

It is natural to feel stress and anxiety during times of change and uncertainty. Through the Cephalon Employee Assistance Program (EAP), employees may receive confidential support for a variety of concerns, from coping with stress to support with financial issues and other life challenges. Employees may take advantage of this benefit by calling the Horizon EAP confidential hotline, 1-800-865-3200, available 24/7, or by logging onto www.horizoncarelink.com.

Human Resources is also offering professional development courses related to stress and change in the workplace.

Merger Questions and Answers - June 2011

39.	With whom should I talk to about any additional questions I have?

If you have additional questions, we suggest that you speak with your Manager or Human Resources representative. In addition, you can email your questions to Human Resources at HumanResources@cephalon.com.

Additional Information:

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Cephalon, Inc. (the "Company") by Teva Pharmaceutical International Ltd. (“Teva”). In connection with the proposed acquisition, Teva and the Company filed with the Securities and Exchange Commission (the "SEC") on June 14, 2011, the Company’s proxy statement on Schedule 14A relating to the transaction.

INVESTORS OF THE COMPANY ARE URGED TO READ THE COMPANY’S PROXY STATEMENT RELATING TO THE TRANSACTION, AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY MAY FILE WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Investors and security holders will be able to obtain such documents free of charge through the website maintained by the SEC at www.sec.gov, at the Company's website at http://www.cephalon.com, or by contacting Innisfree M&A Incorporated at (877) 800-5186 (banks and brokers call collect at (212) 750-5833).

The Company and its directors and certain executive officers, may be deemed to be participants in the solicitation of proxies from the holders of the Company’s common stock in respect of the proposed transaction. Information about the directors and executive officers of the Company and their respective interests in the Company by security holdings or otherwise is set forth in its proxy statement relating to the transaction, which was filed with the SEC on June 14, 2011. Investors may obtain additional information regarding the interest of the participants by reading the proxy statement relating to the transaction when it becomes available.

Merger Questions and Answers - June 2011